Exhibit 99.1

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USADMIN 9405808.1

JUNE 17, 2009

JOINT PRESS RELEASE
MIDATLANTIC BANCORP, INC.
GREATER ATLANTIC FINANCIAL CORP.


                          MIDATLANTIC BANCORP, INC. TO
                    ACQUIRE GREATER ATLANTIC FINANCIAL CORP.


Reston, VA. - June 17, 2009 - MidAtlantic Bancorp, Inc. ("MidAtlantic") and Greater Atlantic Financial Corp. (Pink Sheets: GAFC.PK) ("Greater Atlantic") today announced the execution of a definitive agreement (the "Agreement") by which MidAtlantic will acquire Greater Atlantic, headquartered in Reston, Virginia and the parent holding company of Greater Atlantic Bank ("GAB").

MidAtlantic is a newly organized corporation formed in connection with the transaction by Comstock Partners, LC, a Northern Virginia-based private investor group. GAB provides community banking services through five banking offices in Maryland and Virginia. As of March 31, 2009, Greater Atlantic had total assets of $218.6 million. Upon consummation of the transaction, MidAtlantic would become a savings and loan holding company. The acquisition of Greater Atlantic will serve as an entry point into the Washington, DC area banking market for MidAtlantic. MidAtlantic has initiated the process of obtaining regulatory approval of the transaction and expects to recapitalize GAB at closing.

"We are excited about the prospects of continuing the Greater Atlantic Bank franchise as we build a premier community bank for the Washington Metro area," said MidAtlantic President Gary L. Martin.

In commenting on the transaction, Carroll E. Amos, President and Chief Executive Officer of Greater Atlantic and GAB, said "We are pleased to be working with the MidAtlantic team and to have met the deadline for reaching such an agreement as set by the Office of Thrift Supervision. Our existing branch network and experienced staff will provide MidAtlantic a great base on which to expand operations in the local market."

The financial terms of the transaction, including the merger consideration to be paid to holders of GAFC common stock, are set forth in a Form 8-K that has been filed at the Securities and Exchange Commission by GAFC and is available for review at www.sec.gov.

The Agreement is subject to approval by Greater Atlantic's shareholders, receipt of necessary regulatory approvals and certain customary conditions. The acquisition is also conditioned upon satisfaction of certain conditions prior to the close of the transaction, including among other things, the elimination or modification to the satisfaction of MidAtlantic of the operating constraints that currently apply to GAB under orders issued by the Office of Thrift Supervision.

The transaction is expected to be completed in the third quarter, subject to regulatory and shareholder approvals.



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FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements about the proposed merger of MidAtlantic and Greater Atlantic. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "should," "could," or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating the operations of MidAtlantic and Greater Atlantic, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which MidAtlantic and Greater Atlantic are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Greater Atlantic files with the U.S. Securities and Exchange Commission.

For further information contact:
info@midatlanticbanc.com

Carroll E. Amos
President and Chief Executive Officer
Greater Atlantic Financial Corp.
10700 Parkridge Boulevard, Suite P-50
Reston, Virginia 20191